Exhibit 10.29

                                 AGU TERM SHEET


TRANSACTION:      Convertible, secured Loan with Warrants

BORROWER:         AGU Entertainment Corp., a Delaware corporation

LENDER:           Mitchell Entertainment Company, a Delaware LLC

LOAN AMOUNT: $3,000,000.00 to be funded on or before December 15, 2004, subject to the provisions of the paragraph below entitled, "Security." All agreements respecting the Loan shall be evidenced by a Securities Purchase Agreement, providing for the purchase of the note, warrant and common stock issuable upon conversion/exercise.

SECURITY: The Loan shall be securitized by a mortgage (subordinate only to the existing first mortgage of approximately $7,000,000.00) on Borrower's real property located on the South side of Oakland Park Boulevard between 31st Avenue and Somerset Drive in Lauderdale Lakes, Florida (the "Property"). The Property consists of approximately 22.6 acres of land and an existing 162,000 square foot building. The Loan shall also be secured by Borrower's existing right of first refusal to acquire two additional parcels of land located adjacent to the Property. Borrower will provide an ALTA lenders title policy. It is understood that, as of the date hereof, Borrower has not acquired the Property; however,
Borrower is under contract to acquire the Property for a purchase price of approximately $8,500,000, of which the Borrower has paid $850,000 to date in the form of 250,000 shares of common stock (valued at $3.00 per share) and $100,000 in cash, and warrants that no default exists by any party under said contract. Copies of all documentation with respect to such acquisition shall be delivered to Lender, together with all other documents to be delivered pursuant to the paragraph entitled, "Due Diligence." It is further understood that the Loan shall be subject to and concurrent with the successful closing of the Property prior to December 31, 2004. With the exception of all trucks acquired under the asset purchase of Lights, Cable and Heavy Stuff, Inc., the loan will additionally be collateralized by the security interest in Borrower's personal property, subject to security interests existing on the date of the loan.

LOAN TERM: Two years; provided, however, if the last calendar quarter EBITDA (determined by GAAP, consistently applied) prior to the maturity of the Loan Term shall not have at least equaled $5,000,000.00, Lender shall have the on-going right, on a quarterly basis, to either call, convert or extend the Term of the Loan until EBITDA shall at least equal $5,000,000.00 for any subsequent calendar quarter.

EARLY CALL DATE: In the event Borrower's cash flow shall not at least equal break-even (i.e. operating cash flow at least equals operating expenses) for the calendar year of 2005, Lender shall have the right to call for full repayment of the Loan, together with all accrued but unpaid interest thereon, upon 60 days prior written notice to Borrower.

INTEREST RATE: 10% per annum, payable in monthly installments of interest only.

FINDER'S FEE: Two points (i.e. $60,000.00) payable to Palmetto Services, Inc., an affiliate of Lender, for finding the Loan.


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LOAN EXPENSE:  Borrower shall reimburse Lender for all out-of-pocket expenses in connection with the Loan transaction, including, without limitation, legal fees, due diligence expenses, surveys, engineering reports and a Lender's ALTA Tile Insurance Policy, whether or not the Loan is funded. Upon commencement of drafting the definitive documents, Borrower shall advance to Lender $25,000, to cover a portion of such expenses.

INFORMATION: All financial and other information affecting Borrower as set forth in the Loan Documents shall be provided to Lender on a monthly basis.

RIGHT OF TRANSFER: Borrower shall not be permitted to assign or otherwise transfer its obligations or any asset securitizing the Loan to any party, except to any affiliate of Borrower which affiliate shall be under the same management as Borrower, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

PRE-PAYMENT: Borrower shall be permitted to pre-pay all or any portion of the Loan without the prior written consent of Lender; provided, however, in the event of any such pre-payment, Lender shall have the right to purchase shares of Borrowers stock at the conversion price and at any time during the entire Loan Term, as if the Loan (or any portion thereof) shall not have been pre-paid.

SHARE CONVERSION RIGHT: At any time during the Loan Term, Lender shall have the right to convert all outstanding principal and interest due under the Loan to shares of the Borrower's common stock at a conversion price of $1.50 per share.

FORCED CONVERSION: At any time after the expiration of the first anniversary of the Loan Term, Borrower shall have the right to force conversion of the Loan, provided (i) all shares to be acquired by Borrower shall be freely tradable without restriction whatsoever, (ii) Borrower's shares shall have traded on the market at a price of not less than $5.00 per share for 90 consecutive days immediately prior to Borrower's exercise of such right of forced conversion and
(iii) Borrower knows of no reason why the price of such shares would likely be traded below $5.00 per share for a period of at least 30 days after the date of such forced conversion.

WARRANT: Borrower will issue a Warrant to purchase up to 2,000,000 shares of Borrower's common stock at an initial exercise price of $2.00 per share. The term of the Warrant shall be five years.

ANTI-DILUTION: Both the Note and the Warrant will provide for anti-dilution protection in the event of stock dividends, stock splits, other customary dilutive events and the issuance of common shares by the Company but less than the then conversion/exercise price. The latter anti-dilution protection shall be a "ratchet" to the issue price, without taking into account the number of shares sold by the Company. In the event the Company's EBITDA does not equal $4,000,000 during the last calendar quarter prior to maturity of the Loan term, the conversion/exercise price under the Note and Warrant shall be ratcheted down to the market price of the Company's common stock on the last day of the applicable calendar quarter, to the extent such market price is less than the then applicable conversion/exercise price.

REGISTRATION: Within 60 days of closing, the Company will prepare and file a Registration Statement covering the shares of common stock assignable upon the


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conversion  of  the  Note  and  issuable  upon  exercise  of the  Warrants.  The
Registration Statement shall be kept effective until such shares are sold or can be sold under Rule 144(k). Borrower will enter into Lender's standard form Registration Rights Agreement containing the foregoing terms and other customary terms and provisions acceptable to Lender.

DUE DILIGENCE: Within five days of the date hereof, Borrower shall provide to Lender all documents and other materials and information related to Borrower and the Property, together with a preliminary title report relating to the Property and option property. Lender shall have a due diligence period of 10 days in which to either approve or disapprove same. Lender will also commence its general due diligence review of Borrower, which will not be limited to any specific timeframe. Concurrently with the date hereof, Lender's attorney shall commence the preparation of all Loan Documents and related agreements in connection with the proposed transaction. In the event Lender shall disapprove any of the items provided by Borrower to Lender, as aforesaid, the proposed transaction shall terminate and Borrower shall pay all out-of-pocket costs incurred by Lender with respect to such preparation of documents and review of all due diligence matters. The $25,000 cost advance referred to above shall be applied to such costs. If there is an excess balance, such amount shall be refunded to Borrower without interest.

NO COMMITMENT: This Memorandum shall not be deemed a commitment or obligation of Lender to lend any funds to Borrower. It is agreed and understood that Lender will only make such loan if the results of its due diligence review are satisfactory to lender, in its sole and absolute discretion. This Memorandum is not intended to set forth all terms and conditions of the various loan agreements and documents.

Agreed in principle (except as respects the provisions of the Term Sheet respecting the payment of Lender's fees and costs and the $25,000 advance, which shall be deemed binding).


AGU Entertainment Corp.,
a Delaware corporation


By:  /s/ David Levy
     -----------------------------


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